Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-127422, 333-158672, 333-195936, and 333-264861) on Form S-8 of our reports dated February 23, 2023, with respect to the consolidated financial statements of CF Industries Holdings, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
February 23, 2023